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                                                                     EXHIBIT 5.1

September 20, 2005

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

RE: REGISTRATION STATEMENT ON FORM S-8: REALNETWORKS, INC. 2005 STOCK INCENTIVE PLAN

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 20, 2005 (the "Registration Statement") in connection with the registration pursuant to the Securities Act of 1933, as amended, of 18,500,000 shares of your Common Stock (the "Shares") reserved for issuance pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Plan.

         It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plan and pursuant to the agreement(s) which accompany the Plan, are or will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            /s/ Wilson Sonsini Goodrich & Rosati

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation